SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                            STRUCTURED PRODUCTS CORP.
                            -------------------------
             (Exact name of registrant as specified in its charter)


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                Delaware                                 13-3692801
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
(State of incorporation or organization)     (IRS Employer Identification No.)


        390 Greenwich Street                               10013
         New York, New York
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(Address of principal executive offices)                 (Zip Code)

If this form relates to the registration  If this form relates to the registration of  a  class  of  securities pursuant to  of  a  class  of  securities pursuant to
Section 12(b) of the Exchange Act and is  Section 12(g) of the Exchange Act and is
effective      pursuant    to    General  effective     pursuant    to     General
Instruction A. (c),  please  check   the  Instruction A. (d),  please  check   the
following box. [x]                        following box. [_]

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        Securities to be registered pursuant to Section 12(b) of the Act:

           Title of Each Class                 Name of Each Exchange on Which
           to be so Registered                 Each Class is to be Registered
----------------------------------------  ----------------------------------------

   Corporate-Backed Trust Securities
  (CorTS(R)) Class A Certificates, with
    a principal amount of $53,000,000
           (the "Certificates")                     New York Stock Exchange

----------------------------------------  ----------------------------------------

       Securities to be registered pursuant to Section 12(g) of the Act:


                                      None
                                      ----

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Item 1.   Description of Registrant's Securities to be Registered.
          -------------------------------------------------------

          The description of the Certificates to be registered hereunder is set forth under the captions entitled: "Summary"; "Risk Factors"; "Description of the Class A Certificates"; "Certain ERISA Considerations"; and "Certain Federal Income Tax Considerations" in Registrant's Prospectus Supplement dated February 27, 2004, as supplemented by Supplement No. 1, dated March 15, 2004, and "Risk Factors" and "Description of Certificates" in Registrant's Prospectus, dated July 28, 2003, which description is incorporated herein by reference.

Item 2.   Exhibits.
          --------

          1. Form of the Prospectus Supplement dated February 18, 2004, as supplemented by Supplement No. 1, dated March 15, 2004, which was filed with the Securities and Exchange Commission on or about February 18, 2004, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and is incorporated herein by reference.

          2. Letter from Structured Products Corp. to U.S. Bank Trust National Association regarding conveyance of Additional Term Assets.

                   [Balance of page left intentionally blank]



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                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.




                                          STRUCTURED PRODUCTS CORP.

Date:    March 15, 2004



                                          By:  /s/ John W. Dickey
                                            ------------------------------------
                                            Authorized Signatory


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                                 March 15, 2004

U.S. Bank Trust National Association, as Trustee
100 Wall Street, Suite 1600
New York, New York  10005
Attention:  Corporate Trust

          This letter agreement (this "Letter Agreement") is being made and delivered to you in connection with the deposit in the CorTS(R) Trust For Goldman Sachs Capital I (the "Trust") of $53,000,000 6.345% Capital Securities issued by Goldman Sachs Capital I due February 15, 2034 (the "Additional Term Assets"). In accordance with Section 5 of the CorTS(R) Supplement 2004-4 dated as of February 27, 2004 (the "Trust Agreement"), between you and the undersigned, the undersigned does hereby sell, transfer, assign, set over and otherwise convey to you on behalf and for the benefit of the holders of the Certificates and the Trust, without recourse, the Additional Term Assets. The Additional Term Assets shall constitute Term Assets (as defined in the Trust Agreement). You hereby agree to pay the purchase price for the Additional Term Assets by (i) delivering to the undersigned on the date hereof 2,120,000 Corporate-Backed Trust Securities (CorTS(R)) Class A Certificates, Class B Certificates with a Notional Amount equal to the principal amount of the Additional Term Assets and Call Warrants relating to $53,000,000 principal amount of Additional Term Assets and (ii) paying to, or at the direction of, the undersigned the additional amount described in the following paragraph.

          Section 10(l) of the Trust Agreement is hereby amended to increase the amount of the accrued interest to which the undersigned is entitled from $123,375.00 to $233,531.25. This increase in the accrued interest to which the undersigned is entitled pursuant to Section 10(l) of the Trust Agreement shall constitute the balance of the purchase price for the Additional Term Assets described in clause (ii) of the preceding paragraph. The Trust Agreement is further amended to increase the amount of the Call Warrants by an amount equal to the principal amount of the Additional Term Assets, and you are hereby directed to execute and deliver additional Call Warrants in an amount equal to the principal amount of the Additional Term Assets.

          Each party hereto agrees to the applicable provisions of Section 5 of the Trust Agreement as if the same were set forth herein.

          This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its choice of law doctrine). This Letter Agreement may be executed in one or more counterparts and when each party hereto has executed at least one counterpart, this Letter Agreement shall become binding on all parties and such counterparts shall be deemed to be one and the same document. This Letter Agreement is intended to supplement the Trust Agreement, and to the extent that there is any inconsistency between the terms of this Letter Agreement and the Trust Agreement, the terms of this Letter Agreement shall govern. Capitalized terms used herein but not otherwise defined herein shall have the meanings specified in the Trust Agreement.



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                                         STRUCTURED PRODUCTS CORP.




                                         By: /s/ John W. Dickey
                                           -------------------------------------
                                           Authorized Signatory



                                         U.S. BANK  TRUST  NATIONAL ASSOCIATION,
                                         AS TRUSTEE




                                         By: /s/ Marlene Fahey
                                           -------------------------------------
                                           Authorized Signatory










             [Signature Page to Side Letter for Additional Deposit]


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